Exhibit 3.1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “MCBC HOLDINGS, INC.”, FILED IN THIS OFFICE ON THE TWENTY-SECOND DAY OF JULY, A. D. 2015, AT 8 O’CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
MCBC HOLDINGS, INC.

MCBC Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) hereby certifies as follows:

1.The name of the Corporation is MCBC Holdings, Inc. The original Certificate of Incorporation of the Corporation was filed with the Office of the Secretary of State of the State of Delaware on January 28, 2000.

2.This Amended and Restated Certificate of Incorporation of the Corporation was duly adopted by the stockholders of the Corporation in accordance with the provisions of Sections 242, 245 and 228 of the General Corporation Law of the State of Delaware.

3.Immediately prior to the effective time of this Amended and Restated Certificate of Incorporation, the Corporation has authorized 2,000,000 shares of common stock, par value $0.01 per share.

4.The text of the Certificate of Incorporation of the Corporation, is hereby amended and restated to read in full as follows:

ARTICLE 1.

The name of the corporation is MCBC Holdings, Inc. (the “Corporation”).

ARTICLE 2.

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, New Castle County, Wilmington, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE 3.

The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by it are as follows: To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE 4.

A.The total number of shares of all classes of stock that the Corporation is authorized to issue is 110,000,000, consisting of:

One Hundred million (100,000,000) shares of common stock, with a par value of $0.01 per share (the “Common Stock”);

Ten million (10,000,000) shares of preferred stock, with a par value of $0.01 per share (the “Preferred Stock”).

B.The Board of Directors of the Corporation (the “Board of Directors”) is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the authority to fix or alter the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking and purchase fund provisions), the redemption price or prices, the dissolution preferences and the rights in respect to any distribution of assets of any wholly unissued series of Preferred Stock and the number of shares constituting any such series, and the designation thereof, or any of them and to increase or decrease the number of shares of any series so created, subsequent to the issue of that series but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series. There shall be no limitation or restriction on any variation between any of the different series of Preferred Stock as to the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof; and the several series of Preferred Stock may vary in any and all respects as fixed and determined by the resolution or resolutions of the Board of Directors or by a committee of the Board of Directors, providing for the issuance of the various series of Preferred Stock.

C.The number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Corporation entitled to vote thereon, without a separate vote of any holders of the Common Stock or Preferred Stock, or of any series thereof, unless a separate vote of any such holders is required pursuant the terms of any Preferred Stock Designation, irrespective of the provisions of Section to 242(b)(2) of the DGCL.

D.At the initial date and time of the effectiveness of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), each share of Common Stock of the Corporation issued and outstanding immediately prior to the Effective Time (“Old Common Stock”) shall be split into 11.139 validly issued, fully paid and non-assessable shares of Common Stock without any further action by the Corporation or the holder of such shares of Old Common Stock (the “Common Stock Split”). Each stock certificate representing shares of Old Common Stock shall thereafter represent a number of shares of Common Stock equal to the same number of shares of Old Common Stock previously represented by such stock certificate, multiplied by 11.139 and rounded down to the nearest whole number; provided, however, that each person holding of record a stock certificate or certificates that represented shares of old Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of whole shares of Common Stock to which such person is entitled as a result of the Common Stock Split based on the aggregate number of shares of Old Common Stock held by such person. No fractional interest in a share of Common Stock shall be deliverable upon the Common Stock Split. Stockholders who otherwise would have been entitled to receive any fractional interest in a share of Common Stock, in lieu of receipt of such fractional interest, shall be entitled to receive from the Corporation an amount in cash equal to the fair value of such fractional interest as of the

Effective Time. All share numbers, dollar amounts and other provisions set forth herein give effect to the Common Stock Split.

E.Except as otherwise required by law,

1.Each share of Common Stock shall entitle the record holder thereof to one vote on all matters on which stockholders generally are entitled to vote.

2.Except as otherwise required in this Amended and Restated Certificate of Incorporation or by applicable law, the holders of Common Stock shall vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of Preferred Stock).

3.Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation or to a Preferred Stock Designation that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other series of Preferred Stock, to vote thereon as a separate class pursuant to this Amended and Restated Certificate of Incorporation or a Preferred Stock Designation or pursuant to the DGCL as currently in effect or as the same may hereafter be amended.

F.Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Common Stock out of the assets of the Corporation that are by law available therefor, at such times and in such amounts as the Board of Directors in its discretion shall determine.

G.Subject to applicable law and the rights, if any, of the holders of any class or series of capital stock of the Corporation, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock shall be entitled, the holders of all outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder. A consolidation, reorganization or merger of the Corporation with any other person or persons, or a sale of all or substantially all of the assets of the Corporation, shall not be considered to be a dissolution, liquidation or winding up of the Corporation within the meaning of this Article 4.G.

ARTICLE 5.

A.The Board of Directors is expressly authorized to adopt, amend and repeal the bylaws of the Corporation (the “Bylaws”).

ARTICLE 6.

A.Elections of the directors comprising the Board of Directors (each such director, in such capacity, a “Director”) need not be by written ballot unless the Bylaws shall so provide.

B.Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors which shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the Whole Board. For purposes of this Amended and Restated Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors for the Board of Directors whether or not there exist any vacancies in previously authorized directorships.

C.Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock then outstanding, unless the Board of Directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from the death, resignation, retirement, disqualification, removal from office or other cause shall be filled only by a majority vote of the Directors then in office and entitled to vote thereon, though less than a quorum, or by a sole remaining Director entitled to vote thereon, and not by the stockholders. Any Director so chosen shall hold office until the next election of the class for which such Director shall have been chosen and until his successor shall be elected and qualified.

D.Subject to the rights of the holders of any series of Preferred Stock then outstanding, any Director, or the entire Board of Directors, may be removed from office, but only for cause, at a meeting called for that purpose.

E.The Board of Directors shall be divided into three classes, as nearly equal in numbers as possible, designated Class I, Class II and Class III. Upon the effectiveness of this Amended and Restated Certificate of Incorporation including this Article 6.E, each Director then in office shall be designated as a Class I Director, a Class II Director or a Class III Director. The initial Class I Directors shall serve for an initial term expiring in December 31, 2016 and the Class II and Class III directors shall have their terms expiring in December 31, 2017 and December 31, 2018, respectively. At each annual meeting of stockholders beginning with the first annual meeting of stockholders following the effective time of this Amended and Restated Certificate of Incorporation, the successors of the class of Directors whose term expires at that meeting shall be elected to hold office for a term expiring at the third annual meeting of stockholders to be held following their election, with each Director in each such class to hold office until his or her successor is duly elected and qualified. The Board of Directors is authorized to assign Directors already in office at the effectiveness of this Amended and Restated Certificate of Incorporation to Class I, Class II and Class III. The provisions of this Article 6.E are subject to the rights of the holders of any class or series of Preferred Stock to elect directors.

F.Advance notice of stockholder nominations for election of Directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws.

ARTICLE 7.

Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with the DGCL, as amended from time to time, and may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, are signed by the holders of outstanding shares of the relevant class(es) or series of stock of the Corporation representing not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock of the Corporation then issued and outstanding (other than treasury stock) entitled to vote thereon were present and voted and delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded; provided,  however, that, subject to the rights of any series of Preferred Stock, no action by stockholders may be taken by written consent in lieu of a meeting of stockholders unless such written consent and the taking of the action specified therein have been previously approved by the affirmative vote of Directors constituting a majority of the Whole Board. Special meetings of the stockholders may be called only by a resolution adopted by the affirmative vote of Directors constituting a majority of the Whole Board.

ARTICLE 8.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided that any amendment to Article 7 shall be effective only upon the affirmative vote of the holders of Common Stock and Preferred Stock then outstanding representing 66 2/3% or more of the votes eligible to be cast in an election of Directors.

If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any sentence of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

ARTICLE 9.

The Corporation is authorized to indemnify, and to advance expenses to, each current, former or prospective Director, officer, employee or agent of the Corporation to the fullest extent permitted by Section 145 of the DGCL. To the fullest extent permitted by the laws of the State of Delaware, no Director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to, or modification or repeal of, this Article 9 shall adversely affect any right or protection of a Director or of any officer, employee or agent of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, modification or repeal.

ARTICLE 10.

To the fullest extent permitted by the laws of the State of Delaware, (a) the Corporation hereby renounces all interest and expectancy that it otherwise would be entitled to have in, and all rights to be offered an opportunity to participate in, any business opportunity that from time to time may be presented to (i) the Board of Directors or any Director, (ii) any stockholder, officer or agent of the Corporation, or (iii) any affiliate of any person or entity identified in the preceding clause (i) or (ii), but in each case excluding any such person in its capacity as an employee of the Corporation or its subsidiaries; (b) no Director that is not an employee of the Corporation or its subsidiaries will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which the Corporation or its subsidiaries from time to time is engaged or proposes to engage or (ii) otherwise competing, directly or indirectly, with the Corporation or any of its subsidiaries; and (c) if any Director that is not an employee of the Corporation or its subsidiaries acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity both for such Director or any of their respective affiliates, on the one hand, and for the Corporation or its subsidiaries, on the other hand, such Director shall have no duty to communicate or offer such transaction or business opportunity to the Corporation or its subsidiaries and such Director may take any and all such transactions or opportunities for itself or offer such transactions or opportunities to any other person or entity. The preceding sentence of this Article 10 shall not apply to any potential transaction or business opportunity that is expressly offered to a Director, who is not an employee of the Corporation or its subsidiaries, solely in his or her capacity as a Director.

To the fullest extent permitted by the laws of the State of Delaware, no potential transaction or business opportunity may be deemed to be a potential corporate opportunity of the Corporation or its subsidiaries unless (a) the Corporation and its subsidiaries would be permitted to undertake such transaction or opportunity in accordance with this Amended and Restated Certificate of Incorporation, (b) the Corporation and its subsidiaries at such time have sufficient financial resources to undertake such transaction or opportunity and (c) such transaction or opportunity would be in the same or similar line of business in which the Corporation and its subsidiaries are then engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business.

No Director will be liable to the Corporation or its subsidiaries or stockholders for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in this Article 10, except to the extent such actions or omissions are in breach of this Agreement.

ARTICLE 11.

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, any Director or the Corporation’s officers or employees arising pursuant to any provision of the DGCL or the Corporation’s Amended and Restated Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim against the Corporation, any Director or the Corporation’s officers or employees governed by the internal affairs doctrine, except, as to each of clauses (i) through (iv) above, for any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction.

ARTICLE 12.

The Corporation expressly elects to be governed by Section 203 of the DGCL.

ARTICLE 13.

The effective time of this Amended and Restated Certificate of Incorporation shall be the date and time that this Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation, which has been duly adopted in accordance with Sections 242 and 245 of the DGCL, to be signed by Timothy Oxley, its Chief Financial Officer, on this 22nd day of July, 2015,

MCBC HOLDINGS, INC.

By: /s/ Timothy M. Oxley
Name: Timothy M. Oxley
Title: Chief Financial Officer